UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 13, 2011

Date of Report

(Date of earliest event reported)

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31740	51-0405729
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7690 West Cheyenne Ave., Suite 220, Las Vegas, NV	89129
(Address of principal executive offices)	(Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 13, 2011, at the request of Cumulus Media Inc. (“Cumulus”) pursuant to that certain Agreement and Plan of Merger, dated March 9, 2011 (the “Merger Agreement”), by and among Citadel Broadcasting Corporation (the “Company”), Cumulus, Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), and Cadet Merger Corporation ( “Merger Sub”), the Company provided a revised conditional notice to Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, authentication agent and paying agent (the “Agent”) under the Indenture (the “Indenture”) governing the Company’s 7.75% Senior Notes due 2018 (the “Notes”), requesting that the Agent mail, or cause to be mailed, commencing on September 13, 2011, a revised conditional notice of redemption to all holders of the outstanding Notes.

The redemption will be made in accordance with the terms of the Indenture and is subject in all respects to completion of the merger that is provided for in the Merger Agreement (the “Merger”). The revised conditional notice of redemption provides that the Company expects to redeem the Notes on September 16, 2011 (rather than on September 15, 2011, as was previously announced in the initial notice of redemption, dated August 16, 2011), or such later date on which the Merger shall be completed and take effect (such date, including as it may be extended, the “Redemption Date”) at a redemption price of 107.75% of the principal amount plus accrued and unpaid interest from June 15, 2011 to (but not including) the Redemption Date (the “Redemption Price”).

Unless the Company fails to complete the Merger or to deposit with the Agent funds in satisfaction of the Redemption Price, interest on the Notes called for redemption will cease to accrue on and after the Redemption Date, in accordance with the Indenture, and the only remaining right of the holders of Notes is to receive payment of the Redemption Price upon surrender to the Agent of the Notes redeemed. If the Merger is not completed, the Notes will remain outstanding and interest will continue to accrue thereon in accordance with the terms thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Senior Vice President and Chief Financial Officer

Date: September 14, 2011

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